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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
CORNELL COMPANIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CORNELL COMPANIES, INC.
1700 West Loop South, Suite 1500
Houston, Texas 77027

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Thursday, June 12, 2008

To Our Stockholders:

        Notice is hereby given that the annual meeting of stockholders (the "Annual Meeting") of Cornell Companies, Inc. (the "Company") will be held at the executive offices of the Company located at 1700 West Loop South, Suite 1500, Houston, Texas 77027, at 9:00 a.m., Central Time, on Thursday, June 12, 2008, for the following purposes:

  1.
  To elect nine directors to the board of directors of the Company (Item 1 on the proxy card);

  2.
  To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent public accountants for the fiscal year ending December 31, 2008 (Item 2 on the proxy card);

  3.
  To consider and act upon the shareholder proposal that the Company provide semi-annual reports to shareholders regarding the Company's political contributions and trade association dues, which is OPPOSED by the Board of Directors (Item 3 on the proxy card); and

  4.
  To transact such other business as may properly come before the Annual Meeting, or any adjournment or adjournments thereof.

        Stockholders of record at the close of business on April 21, 2008 will be entitled to notice of and to vote at the Annual Meeting, or any adjournment or adjournments thereof. You are cordially invited to attend the Annual Meeting in person. Even if you plan to attend the Annual Meeting, you are requested to mark, sign, date and mail promptly the enclosed proxy for which a return envelope is provided.

By Order of the Board of Directors

William E. Turcotte Senior Vice President, General Counsel and Corporate Secretary
Houston, Texas April 25, 2008

        WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY. IF YOU ATTEND THE ANNUAL MEETING, YOU CAN VOTE EITHER IN PERSON OR BY YOUR PROXY.

CORNELL COMPANIES, INC.
1700 West Loop South, Suite 1500
Houston, Texas 77027

PROXY STATEMENT

SOLICITATION AND REVOCABILITY OF PROXIES

        This Proxy Statement and accompanying proxy card are furnished in connection with the solicitation of proxies on behalf of the board of directors of Cornell Companies, Inc., a Delaware corporation (the "Company," "we," "us" or "our"), for use at the annual meeting of stockholders to be held on Thursday, June 12, 2008, at the executive offices of the Company at 1700 West Loop South, Suite 1500, Houston, Texas 77027, at 9:00 a.m., Central Time, or at any adjournment or adjournments thereof (such meeting or adjournment(s) thereof referred to as the "Annual Meeting"). Copies of the Proxy Statement and the accompanying proxy card are being mailed to stockholders beginning on or about April 29, 2008.

        In addition to solicitation by mail, solicitation of proxies may be made by personal interview, special letter, telephone or telecopy by regular employees of the Company. Brokerage firms will be requested to forward proxy materials to beneficial owners of shares registered in their names and will be reimbursed for their reasonable expenses. The cost of solicitation of proxies will be paid by the Company.

        A proxy received by our board of directors may be revoked by the stockholder giving the proxy at any time before it is exercised. A stockholder may revoke a proxy by notification in writing addressed to the Corporate Secretary of the Company at 1700 West Loop South, Suite 1500, Houston, Texas 77027. A proxy may also be revoked by execution of a proxy bearing a later date or by attendance at the Annual Meeting and voting by ballot. A proxy in the form accompanying this Proxy Statement, when properly executed and returned, will be voted in accordance with the instructions contained therein. A proxy received by management which does not withhold authority to vote, or on which no specification has been indicated, will be voted FOR the election as directors of the nominees listed therein, FOR the ratification of PricewaterhouseCoopers LLP as our independent public accountants, AGAINST the proposal by Mercy Investment Program for the provision by the Company of semi-annual reports to shareholders regarding the Company's political contributions and trade association dues and in the discretion of the persons named in the proxy in connection with any other business that may properly come before the Annual Meeting. A majority of the outstanding shares will constitute a quorum at the Annual Meeting. Information regarding the vote required for approval of particular matters is set forth in the discussion of those matters appearing elsewhere in this Proxy Statement. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

COMMON STOCK OUTSTANDING AND PRINCIPAL HOLDERS THEREOF

        The board of directors has fixed the close of business on April 21, 2008, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. As of April 21, 2008, there were 14,637,046 shares of outstanding common stock, par value $0.001 per share ("Common Stock"), of the Company and the holders thereof will be entitled to one vote for each share of Common Stock held of record by them on that date for each proposal to be presented at the Annual Meeting.

        The following table sets forth information with respect to our shares of Common Stock (the only outstanding class of voting securities of the Company) owned of record and beneficially as of April 15, 2008, unless otherwise specified, by (i) all persons known by the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each director, director nominee and named executive officer, and (iii) all directors, director nominees and executive officers of the Company as a group:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage
Max Batzer(2)	14,500	*
Anthony R. Chase	46,330	*
Richard Crane	27,723	*
Zachary R. George(3)	90,512	*
Todd Goodwin	40,122	*
James E. Hyman	322,937	2.2%
Andrew R. Jones(4)(5)	782,167	5.3%
Alfred J. Moran, Jr.	15,168	*
John R. Nieser	87,300	*
Patrick N. Perrin(6)	94,507	*
D. Stephen Slack	46,489	*
William E. Turcotte	29,098	*
All directors, nominees and executive officers as a group (13 persons)	1,596,853	10.9%
North Star Partners, L.P.(5) 274 Riverside Avenue Westport, CT 06880	772,167	5.3%
Wynnefield Capital Inc.(5) 450 Seventh Avenue, Suite 509 New York, NY 10123	2,530,119	17.3%
Albert Fried & Company, LLC(7) 60 Broad Street, 39th Floor New York, NY 10004	934,123	6.4%
Dimensional Fund Advisors LP(8) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,228,540	8.4%

*
Less than 1.0%.

(1)
Includes (i) shares of common stock issuable upon the exercise of stock options exercisable within 60 days (10,000 for Mr. Batzer, 31,850 for Mr. Chase, 22,500 for Mr. Crane, 22,500 for Mr. George, 22,500 for Mr. Goodwin, 57,800 for Mr. Hyman, 10,000 for Mr. Jones, 10,000 for Mr. Moran, 48,300 for Mr. Nieser, 30,630 for Mr. Perrin, 26,250 for Mr. Slack, 3,125 for Mr. Turcotte, and 295,455 for all the above as a group), and (ii) unvested restricted shares held by Mr. Hyman (229,000), Mr. Nieser (37,500), Mr. Perrin (18,750), Mr. Turcotte (25,000) and 310,250 for all the above as a group.

(2)
Mr. Batzer is a Portfolio Manager of Wynnefield Capital, Inc. See Footnote 5.

(3)
Mr. George is a member and Portfolio Manager of Capital Group, LLC ("FrontFour"). These holdings include 57,556 shares reported in FrontFour's most recent Form 4 report filed March 20, 2008. Based upon such report (i) the securities beneficially owned by FrontFour are held directly by FrontFour Master Fund, Ltd. (the "Master Fund") and Distressed Securities & Special Situations-1 a series of Underlying Funds Trust (collectively with the Master Fund, the "Funds") which are advised and sub-advised, respectively, by FrontFour, (ii) FrontFour is deemed to be the indirect beneficial owner of the securities reported therein by reason of its position as investment adviser and sub-adviser of the Funds and may be deemed to hold a fractional pecuniary interest in such shares, and (iii) Mr. George may also be deemed to be the indirect beneficial owner of such securities. According to the report, both Mr. George and FrontFour disclaimed beneficial ownership of all such securities in excess of their actual pecuniary interest, if any.

(4)
Mr. Jones is manager of NS Advisors, LLC, which is the general partner of North Star Partners, LP. See Footnote 5.

(5)
Based on information provided in a Schedule 13D/A filed jointly with the SEC on April 3, 2007 by Wynnefield Partners Small Cap Value, L.P. ("Wynnefield Partners"); Wynnefield Small Cap Value Offshore Fund, Ltd. ("Wynnefield Offshore"); Wynnefield Partners Small Cap Value L.P. I ("Wynnefield I"); Channel Partnership II, L.P. ("Channel"); Wynnefield Capital Management, LLC ("Wynnefield Management"); Wynnefield Capital, Inc. ("Wynnefield Capital"); Nelson Obus; Joshua Landes (collectively with Wynnefield Partners, Wynnefield Offshore, Wynnefield I, Channel, Wynnefield Management, Wynnefield Capital and Mr. Obus, the "Wynnefield Reporting Persons"); North Star Partners, L.P. ("North Star Partners"); North Star Partners II, L.P. ("North Star II"); Circle T. Explorer Master Limited ("Circle T"); NS Advisors, LLC ("NS Advisors"); and Andrew R. Jones (collectively with North Star Partners, North Star II, Circle T, and NS Advisors, the "North Star Reporting Persons"), the Wynnefield Reporting Persons beneficially owned 2,492,300 shares of Common Stock and the North Star Reporting Persons beneficially owned 734,058 shares of Common Stock. According to the report, Mr. Jones is the Manager of NS Advisors, which is the General Partner to North Star Partners and North Star II, and the portfolio manager of Circle T. Also, according to the report, Wynnefield Management is the general partner of Wynnefield Partners and Wynnefield I and therefore may be deemed to beneficially own the shares owned by Wynnefield Partners and Wynnefield I. Messrs. Obus and Landes are the Co-Managing Members of Wynnefield Management and may be deemed to beneficially own the shares Wynnefield Management is deemed to beneficially own. Wynnefield Capital, as the sole investment manager of Wynnefield Offshore, has the sole power to direct the voting and disposition of the common stock beneficially owned by Wynnefield Offshore. Messrs. Obus and Landes are executive officers of Wynnefield Capital and may be deemed to beneficially own the shares that Wynnefield Capital may be deemed to beneficially own. Mr. Obus is the General Partner of Channel and therefore may be deemed to beneficially own the shares that Channel may be deemed to beneficially own. Wynnefield Management, Wynnefield Capital and Messrs. Obus and Landes disclaim beneficial ownership of the shares covered by the report. The Wynnefield Reporting Persons, and the North Star Reporting Persons each expressly disclaims beneficial ownership for all purposes of the Common Stock held by each of the other reporting persons.

  A Form 4 filed with the SEC on April 11, 2008 by Mr. Jones provided that the North Star Reporting Persons may be deemed to beneficially own 772,167 shares of Common Stock. According to the report, North Star Partners beneficially owns 363,634 shares of Common Stock; North Star II beneficially owns 377,429 shares of Common Stock; Circle T beneficially owns 26,095; and Mr. Jones owns 5,009 shares of Common Stock.

  A Form 4 filed with the SEC on March 18, 2008 by Wynnefield I provided that the Wynnefield Reporting Persons may be deemed to beneficially own 2,530,119 shares of Common Stock. According to the report, Wynnefield I beneficially owns 905,519 shares of Common Stock; Wynnefield Partners beneficially owns 696,200 shares of Common Stock; Wynnefield Offshore beneficially owns 897,600 shares of Common Stock; Channel beneficially owns 30,800 shares of Common Stock; Wynnefield Management, as sole general partner of Wynnefield I and Wynnefield Partners, may be deemed to beneficially own the shares beneficially owned by Wynnefield I and Wynnefield Partners; Wynnefield Capital, as the sole investment manager of Wynnefield Offshore, may be deemed to beneficially own the shares beneficially owned by Wynnefield Offshore; and Mr. Obus, as the sole general partner of Channel, may be deemed to beneficially own the shares beneficially owned by Channel.

(6)
Includes 2,000 shares owned by his wife, as to which Mr. Perrin disclaims beneficial ownership.

(7)
Based solely upon information set forth in a Schedule 13G/A filed with the SEC on February 8, 2008 by Albert Fried & Company, LLC and Albert Fried, Jr. The Schedule 13G/A indicates that (i) Albert Fried & Company, LLC has sole voting power and sole dispositive power with respect to 559,823 shares of common stock and (ii) Albert Fried, Jr. has sole voting power and sole dispositive power with respect to 374,300 shares of common stock and shared dispositive power with respect to 559,823 shares of common stock. Mr. Fried is the managing member of Fried & Company, LLC and is deemed to beneficially own 559,823 shares owned by Albert Fried & Company, LLC. Mr. Fried disclaims beneficial ownership of the shares owned by Fried & Company, LLC, except to the extent of his pecuniary interest therein.

(8)
Based solely upon information set forth in a Schedule 13G/A filed with the SEC on February 6, 2008 by Dimensional Fund Advisors LP (formerly Dimensional Fund Advisors Inc.) ("Dimensional"). The Schedule 13G indicates sole voting power and sole dispositive power with respect to the referenced shares of common stock. In its capacity as investment advisor and manager, Dimensional is deemed to beneficially own the shares held by its clients. Dimensional disclaims beneficial ownership of such securities.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors and executive officers to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock. Based solely on a review of the copies of such reports and amendments thereto furnished to the Company and written representations that no other reports were required, the Company believes that all of its directors, executive officers and beneficial owners of more than ten percent of a registered class of its equity securities during the year ended December 31, 2007 complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

General

        Nine directors are to be elected at the Annual Meeting. The persons named as proxy holders in the accompanying proxy intend to vote each properly signed and submitted proxy FOR the election as a director of each of the persons named as a nominee below under "Nominees for Director" unless authority to vote in the election of directors is withheld on such proxy. The directors will be elected to hold office until the next annual meeting of stockholders or until their successors are elected and qualified. If, for any reason, at the time of the election one or more of the nominees should be unable to serve, the proxy will be voted for a substitute nominee or nominees selected by the board of directors. In accordance with the Company's Amended and Restated Bylaws, the directors will be elected by a plurality of votes cast at the Annual Meeting. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election. Stockholders do not have the right to cumulate votes with respect to voting for directors.

        The Company recommends voting "For" all of the nominees.

Nominees for Director

        The following table sets forth the name, age and principal position of our directors and the director nominee as of April 15, 2008 that are nominated for election. There are no family relationships between any of our officers or directors.

Name	Age	Principal Position
Max Batzer	64	Director
Anthony R. Chase	53	Director
Richard Crane	61	Director
Zachary R. George	30	Lead Director
Todd Goodwin	76	Director
James E. Hyman	48	Chairman, Chief Executive Officer & Director
Andrew R. Jones	45	Director
Alfred Jay Moran, Jr.	64	Director
D. Stephen Slack	58	Director

        Max Batzer has served as a director of the Company since May 2007. Since 1999, Mr. Batzer has been with Wynnefield Capital, Inc., where he currently serves as a Portfolio Manager. From 1991 to January 1999, he was Chairman of the Board and CEO of Diagnostic Health Services. From 1981 until 1988, he was director and executive committee member of Simmons Airlines Inc., a publicly traded regional airline. From 1981 through 1991, Mr. Batzer was President of General Hide and Skin Corporation, a worldwide commodity trading organization. Mr. Batzer received his BSE from the Wharton School at the University of Pennsylvania and his MBA from the University of Arizona.

        Anthony R. Chase has been a Director of the Company Since October 1999. Since 1991, Mr. Chase has been a Professor of Law at the University of Houston Law Center, and he is also Chairman & CEO of ChaseSource, a staffing & recruiting firm. He most recently served as Chairman & CEO of ChaseCom, a global customer relationship management firm, until its sale to AT&T Corporation in December 2007. Mr. Chase is Vice Chairman of the Federal Reserve Bank of Dallas. He received his JD from Harvard Law School, his MBA from Harvard Business School and his AB from Harvard College. Mr. Chase is also a director of Western Gas Partners.

        Richard Crane has been a director of the Company since June 2005. As an attorney at law, Mr. Crane has been a sole practitioner since 1988. Mr. Crane represents individual, corporate and government clients in corrections and sentencing matters. Mr. Crane has also been a consultant in more than 30 corrections privatization projects and serves on the Practitioners' Advisory Group to the United States Sentencing Commission. From 1984 through 1987, Mr. Crane served as General Counsel for Corrections Corporation of America. Mr. Crane also previously served as Chief Legal Counsel for the Louisiana Department of Corrections and as Director of the American Correctional Association's Legal Issues Project. Mr. Crane received his JD from Louisiana State University. Mr. Crane has authored numerous articles on prison and privatization issues, including Monitoring Correctional Services Provided by Private Firms.

        Zachary R. George has been a director of the Company since June 2005 and was appointed lead director in March 2007. Mr. George has been a Portfolio Manager of FrontFour Capital Group LLC, since January 2007. Prior to joining FrontFour Capital Group LLC, Mr. George was a Senior Investment Analyst of Pirate Capital LLC, covering private corrections and other industries, from 2004 to 2006. From 2002 to 2004, Mr. George worked at Mizuho Corporate Bank LTD where he served as an Officer in Portfolio Management, assisting in the management of a $50 billion domestic loan portfolio and originating credit default swap and bank debt trade recommendations. Mr. George received his JD from Brooklyn Law School.

        Todd Goodwin has been a director of the Company since June 2005. Mr. Goodwin retired in 2002 as a Partner of Gibbons, Goodwin, van Amerongen, having spent 18 years with the private equity firm. Mr. Goodwin previously served as a Managing Director of Merrill Lynch. Mr. Goodwin has served as a director on the boards of several companies, including Southwest Forest Industries, RT French Company, Rival Company, Schult Homes, Specialty Equipment, Horace Mann Education Corporation, Robert Half International, Riverwood International, Johns Manville Corporation, Ladish Company, EKCO Housewares, Merrill Lynch Institutional Fund, PW Eagle, Southampton Hospital and the Peconic Health Corporation. Mr. Goodwin is a director of Erickson Air-Crane and a Trustee of the Madison Square Boys & Girls Club. Mr. Goodwin received his AB from Harvard College.

        James E. Hyman has been the Chief Executive Officer since January 2005 and was named Chairman of the Board in February 2005 and President in June 2007. Mr. Hyman was a Senior Managing Director at FTI Palladium Partners from October 2004 to January 2005. From 2003 to 2004, Mr. Hyman was a Partner with Sandhurst Capital. From 1999 to 2002, Mr. Hyman was with Starwood Hotels and Resorts Worldwide, where he served as Executive Vice President. Prior to that time, he held senior positions with GE Capital, Sequa Corporation and McKinsey & Co., and he started his career with JP Morgan. Since 2000, Mr. Hyman has also served as Chairman of the not-for-profit Mega-Cities Project. Mr. Hyman received an MBA, with distinction, from the Harvard Business School and an AB, with honors, from the University of Chicago.

        Andrew R. Jones, CFA has been a director of the Company since March 2007. Mr. Jones has been the Investment Advisor for North Star Partners, LP since 1996. From 1988 to 1995, Mr. Jones was a Managing Director at Tweedy, Browne, where he was responsible for identifying undervalued securities in domestic and international markets. From 1986 to 1988, Mr. Jones was a Securities Analyst for Glickenhaus & Company. He is a Chartered Financial Analyst and is a member of the New York Society of Securities Analysts. Mr. Jones received his MBA from the University of Chicago. Mr. Jones is also a director of ChemRx Corp.

        Alfred Jay Moran, Jr. has been a director of the Company since June 2005. Mr. Moran is Chairman and Chief Executive Officer of the Moran Group, LLC, a turnaround, value creation consulting firm that he founded in 2003. He is currently Director Administration & Regulatory Affairs, for the City of Houston. During 2005 and 2006, he served as Director and Non-Executive Chief Strategy and Restructure Officer of Strome Investment Management, LP. During 2004, he served as Chief Strategy and Restructuring Officer of Cooperheat MQS, Inc. Throughout his career, Mr. Moran has been responsible for the turnaround or value enhancement, as CEO or consultant, of over 50 companies in many industries. Prior to 2003, he was Senior Managing Director of the Value Creation Practice, as well as Principal and Member of the Executive Committee of Kibel, Green, Inc. Mr. Moran received his MBA from Harvard Business School, his BA from the University of North Carolina, and he attended the Stanford Corporate Directors College at Stanford University.

        D. Stephen Slack has been a director of the Company since March 2003. Mr. Slack has been President and Chief Executive Officer of South Bay Resources, LLC, an energy exploration company since March 2003. Mr. Slack was Chief Financial Officer and Principal of Andex Resources, LLC, an energy exploration and production company, from June 2000 to January 2003. From 1995 to 2000, Mr. Slack was Chief Financial Officer of Inventory Management and Distribution Company, an independent manager of natural gas storage and transportation assets. Mr. Slack previously served as Chief Financial Officer of Pogo Producing Company. Mr. Slack received his BS from the University of Southern California and his MBA from Columbia University.

Corporate Governance

        We believe that we have sound corporate governance practices, and the governance committee of the board continually evaluates our practices. The board of directors has adopted corporate governance guidelines that address the practices of the board. During the past year, the board took a number of actions that we believe further improved our governance and other practices. Among the actions taken were:

  •
  the adoption of new policies addressing majority election of directors, director stock guidelines, executive stock ownership, option dating and CEO succession;

  •
  an update of policies dealing with trades in company securities and political contributions; and

  •
  an update to the charters for our audit, compensation and corporate governance committees.

        Our corporate governance guidelines specify criteria for determining a director's independence. These criteria supplement the listing standards of the NYSE and SEC rules. We also have a policy governing business conduct that applies to all directors and all employees, including the chief executive officer, the chief financial officer and our chief accounting officer. The board is strongly predisposed against any waivers of the ethical provisions of the corporate governance guidelines or the policy governing business conduct for a director or an executive officer. In the unlikely event of a waiver, the action will be promptly disclosed on our website noted below. If the corporate governance guidelines or the policy governing business conduct are amended, the revised version will also be posted on the website noted below.

        We post our current governance documents on our website at www.cornellcompanies.com under "Corporate Governance." Among the information you can find there are the following:

  •
  corporate governance guidelines;

  •
  audit committee charter;

  •
  compensation committee charter;

  •
  governance committee charter; and

  •
  policy governing business conduct.

        Information contained on our website is not part of this proxy statement. You may also request this information in print by writing to our Corporate Secretary, Cornell Companies, Inc., 1700 West Loop South, Suite 1500, Houston, Texas 77027.

        We will continue to monitor our governance practices in order to maintain our high standards. Some specific governance issues are addressed below.

        Director Independence.    The board of directors evaluates the independence of each director in accordance with applicable laws, regulations, listing standards and our corporate governance guidelines. The director independence standards of the NYSE require a board determination that the director has no material relationship with the listed company and has no specific relationships that preclude independence. The board considers all relevant facts and circumstances in assessing whether a director is independent.

        The board has carefully considered the criteria of the NYSE and our corporate governance guidelines and believes that each of Messrs. Batzer, Chase, Crane, George, Goodwin, Jones, Moran and Slack is independent. The board has carefully considered Mr. Jones' relationship with North Star Partners, L.P., which owns approximately 5% of our common stock, and has determined that this relationship does not prevent Mr. Jones from being an independent director under NYSE rules. In addition, the board has carefully considered Mr. Batzer's relationship with Wynnefield Capital, Inc., which owns approximately 17% of our common stock, and has determined that this relationship does not prevent Mr. Batzer from being an independent director under NYSE rules. The board believes that the executive compensation, audit and nominating and governance committees are composed solely of directors who meet these independence requirements.

        To assist it in making determinations of independence, the board has adopted categorical standards as permitted under the listing standards. Although the board considers all relevant facts and circumstances in assessing whether a director is independent, relationships falling within the categorical standards are not required to be disclosed or separately discussed in this report in connection with the board's independence determinations. A relationship falls within the categorical standards adopted by the board if it:

  •
  is a type of relationship addressed in

  •
  the rules of the SEC requiring proxy statement disclosure of relationships and transactions, or

  •
  the provisions of the NYSE Listed Company Manual listing relationships that preclude a determination of independence,

    but under those rules neither requires disclosure nor precludes a determination of independence, or

  •
  consists of charitable contributions by us to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization's gross revenue in any of the last three years.

        None of the independent directors had relationships relevant to an independence determination that were outside the scope of the board's categorical standards.

        Majority Election of Directors Policy.    Under our Majority Election of Directors Policy adopted in 2007, any nominee for director in an uncontested election (i.e., an election where the only nominees are those recommended by the Board) who receives a greater number of votes "withheld" or "against" votes than votes "for" such election (a "Majority Withheld Vote") is required to tender his or her resignation following certification of the shareholder vote. Existing directors are required to submit an irrevocable letter of resignation that would be effective in the event of a Majority Withheld Vote and following acceptance of such resignation by the Board, and the Board shall nominate only those candidates for director who have submitted such a resignation letter. The Majority Election of Directors Policy is posted on our website at www.cornellcompanies.com under "Corporate Governance."

        The governance committee of the Board shall consider within 30 days following certification of the shareholder vote the tendered resignation and will recommend to the Board whether to accept the tendered resignation or to take some other action, such as rejecting the tendered resignation and addressing the apparent underlying causes of the "withheld" votes. In making this recommendation, the governance committee will consider all factors deemed relevant by its members. The Board will act on the governance committee's recommendation within 90 days following certification of the shareholder vote. In considering the committee's recommendation, the Board will consider the factors considered by the governance committee and such additional information and factors the Board believes to be relevant to its decision. Thereafter, the Board will promptly disclose its decision regarding whether to accept the nominee's resignation letter in a Form 8-K furnished to the Securities and Exchange Commission or other broadly disseminated means of communication. This policy does not apply to any contested election.

        Director Stock Ownership Guidelines.    We adopted director stock ownership guidelines in 2007 to align the interests of directors with the interests of shareholders and further promote Cornell's commitment to sound corporate governance. Under the guidelines, each director is strongly encouraged to comply with the specified ownership levels. Beginning on July 1, 2007, then current non-employee directors should hold and maintain 2,000, 4,000 and 6,000 shares, respectively, of the Common Stock at the end of one, two and three years of such date, and new directors would achieve and maintain such holdings at the end of their respective first, second and third year anniversaries of joining the Board.

The governance committee and the Board may take compliance with the guidelines into consideration when making nominations for directors.

        Option Dating Policy.    Under our Option Dating Policy, the Company shall not backdate or springload options, grant options retroactively, or in any other way grant or modify options so as to take unfair advantage of favorable or unfavorable information or movements in the stock price. Options may only be repriced or modified to reflect a stock split, stock dividend, recapitalization, reorganization, merger, spin-off, payment of an extraordinary cash dividend or any other significant change in or affecting the corporate structure or capitalization of the Company; provided, however, that no such adjustment shall increase the aggregate value of any outstanding award.

        CEO Succession Policy.    In accordance with our CEO Succession Policy, the Board will maintain a CEO succession plan that it will review as necessary, but at least quarterly.

        Charitable Contributions.    The Company does not make contributions to any tax exempt organization in which a director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million, or 2% of such organization's consolidated gross revenues in 2007.

        Executive Sessions.    Executive sessions of non-management directors are held before and after each regularly scheduled board meeting without management present to review the report of the independent auditor, the criteria upon which the performance of the chief executive officer and other senior managers is based, the performance of the chief executive officer against such criteria, the compensation of the chief executive officer and other senior managers, and any other relevant matters. Meetings are held from time to time with the chief executive officer for a general discussion of relevant subjects.

        The board of directors has designated Zachary George as the lead director to preside over executive sessions of non-management directors. Shareholders or other interested persons may send communications to the lead director by writing to him c/o Corporate Secretary, Cornell Companies, Inc., 1700 West Loop South, Suite 1500, Houston, Texas 77027.

        Stockholder Communication with the Board of Directors.    The board provides a process for stockholders to send communications to the board, any of the directors, the lead director who presides over executive sessions of non-management directors or with non-management directors as a group. Stockholders may send written communications to the board or any of the directors addressed c/o Corporate Secretary, Cornell Companies, Inc., 1700 West Loop South, Suite 1500, Houston, Texas 77027. All communications will be compiled by the Corporate Secretary of the Company and submitted to the addressee on a periodic basis.

        Director Attendance at Annual Meetings.    Although the Company does not have a formal policy regarding attendance by the board at its annual meeting of stockholders, all directors are strongly encouraged to attend, to the extent possible, the Annual Meeting.

        Transactions with Related Persons.    Our audit committee reviews annually with the leader of our internal audit related party transactions and potential conflicts of interest. To identify related person transactions, each year we submit and require our directors and officers to complete questionnaires identifying transactions with us in which the officer or director or their immediate family members have an interest. We did not have any related party transactions in 2007.

Meetings and Committees of the Board of Directors

        During 2007, our board of directors met 16 times. Each of our directors attended at least 75% of the meetings during the year, including meetings of committees on which the director served.

        The board of directors has a compensation committee, a governance committee and an audit committee.

        Compensation Committee.    The compensation committee is composed of Andrew R. Jones (chairman), Zachary R. George and Todd Goodwin. The compensation committee recommends to the board remuneration arrangements and compensation plans involving the Company's directors, executive officers and certain other employees whose compensation exceeds specified levels. For a more thorough discussion of the roles, responsibilities and process we use for setting executive compensation, see "—Compensation Discussion and Analysis."

        The compensation committee met seven times during the last fiscal year.

        Governance Committee.    The governance committee is composed of Richard Crane (chairman), Max Batzer and Todd Goodwin. The governance committee recommends candidates for the board of directors. Nominees to the board of directors are selected based on a number of criteria, including their ability to bring the appropriate experience, qualities, skills, and diverse perspectives to make a constructive contribution to the board, taking into account the board's composition and its current and future needs. In carrying out its responsibilities, the governance committee will consider candidates recommended by other directors, employees and stockholders. The governance committee will consider nominations for directors by stockholders if made in accordance with the Company's bylaws. Such nominations must be made pursuant to timely notice in writing to the Corporate Secretary of the Company. To be timely, a stockholder's notice must be delivered to, or mailed and received by, the Corporate Secretary of the Company at the principal executive offices of the Company not less than ninety days prior to the first anniversary of the date of the previous year's annual meeting of stockholders; provided, however, that if no annual meeting of stockholders was held in the previous year or if the date of the annual meeting is advanced by more than thirty days prior to, or delayed by more than sixty days after, such anniversary date, to be timely, a stockholder's notice must be delivered, or mailed and received, not later than the close of business on the tenth day following the date such meeting was first publicly disclosed. Any stockholder's notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as director if elected); and (ii) as to the stockholder giving notice (a) the name and address, as they appear on the Company's books, of such stockholder and (b) the class and number of shares of the Company which are beneficially owned by such stockholder.

        The governance committee met five times during last fiscal year.

        Audit Committee.    The Company's audit committee has been established in accordance with section 3(a)(58)(A) of the Exchange Act. The audit committee is composed of Alfred J. Moran, Jr. (chairman), Anthony R. Chase and D. Stephen Slack.

        The audit committee plays an important role in promoting effective corporate governance, and it is imperative that members of the audit committee have requisite financial literacy and expertise. All members of the Company's audit committee meet the financial literacy standard required by the NYSE rules, and at least one member qualifies as having accounting or related financial management expertise under the NYSE rules. In addition, as required by the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring that public companies disclose whether or not its audit committee has an "audit committee financial expert". An "audit committee financial expert" is defined as a person who, based on his or her experience, satisfies all of the following attributes:

  •
  an understanding of generally-accepted accounting principles and financial statements;

  •
  an ability to assess the general application of such principles in connection with the accounting for estimates, accruals, and reserves;

  •
  experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity of issues that can reasonably be expected to be raised by Company's financial statements, or experience actively supervising one or more persons engaged in such activities;

  •
  an understanding of internal controls and procedures for financial reporting; and

  •
  an understanding of audit committee functions.

        The board of directors has affirmatively determined that Mr. Alfred J. Moran, Jr. satisfies the definition of "audit committee financial expert," and has designated him as an "audit committee financial expert."

        The audit committee met six times during the last fiscal year.

Executive Officers

        The following table sets forth the names, ages and positions of our executive officers as of April 15, 2008:

Name	Age	Position
James E. Hyman	48	Chairman, Chief Executive Officer and President
John R. Nieser	49	Senior Vice President, Chief Financial Officer and Treasurer
Patrick N. Perrin	47	Senior Vice President and Chief Administrative Officer
William E. Turcotte	44	Senior Vice President, General Counsel and Corporate Secretary

        James E. Hyman See "Proposal No. 1, Election of Directors—Nominees for Director" for Mr. Hyman's biographical information.

        John R. Nieser was named Treasurer in April 2004, Chief Financial Officer in February 2005 and Senior Vice President in March 2008. Mr. Nieser served as Acting Chief Financial Officer from August 2004 to February 2005. Prior to joining Cornell in April 2004, Mr. Nieser served as Controller from December 2000 to June 2003 for a number of organizations, including GE Aero Energy Products. He also served Guardian Savings and Loan Association in various capacities, including senior vice president, chief financial officer and treasurer from September 1988 to March 2000.

        Patrick N. Perrin has served as Senior Vice President since June 2003, Vice President from June 2001 to June 2003 and Chief Administrative Officer since November 1998. Prior to November 1998, Mr. Perrin served as Corporate Director of Risk Management, Employee Benefits and Retirement Plans for Tracor, Inc. from November 1991 to October 1998.

        William E. Turcotte has served as General Counsel and Corporate Secretary since March 2007 and was named Senior Vice President in March 2008. Mr. Turcotte served as the Vice President, Associate General Counsel and Assistant Secretary at Transocean Inc., an offshore drilling company, from October 2005 to the time he joined the Company, and served as Associate General Counsel and Assistant Secretary at Transocean Inc. from January 2000 to October 2005. Mr. Turcotte worked for Schlumberger Limited from 1992 to 2000 in various legal roles including as General Counsel of Sedco Forex, Schlumberger's drilling company based in Paris, from 1998 to 2000. Mr. Turcotte was in private practice prior to joining Schlumberger.

COMPENSATION DISCUSSION AND ANALYSIS

        The following compensation discussion and analysis contains information regarding measures applicable to performance-based compensation and targets and other achievement levels associated with these measures. We caution investors not to regard this information, to the extent it may relate to future periods or dates, as forecasts, projections or other guidance. The reasons for this caution include the following: (i) the information regarding performance objectives and associated achievement levels was not intended as guidance and does not necessarily reflect predicted outcomes, (ii) the information is formulated as of earlier dates and does not take into account subsequent developments, (iii) the targets may include adjustments from, or otherwise may not be comparable to, financial and operating measures that are publicly disclosed and may be considered of significance to investors, and (iv) some achievement levels, such as those relating to incentives for superior performance, may be based on assumptions that differ from actual results.

        In this Compensation Discussion and Analysis, we describe our process for setting executive compensation, including a description of our Compensation Committee (the "Committee") and its role in establishing and evaluating our executive compensation program, our overall executive compensation philosophy and objectives, the elements of our executive compensation program, the performance goals that our program is intended to reward, and decisions we made for 2007 relating to the compensation we paid our executive management team, including the executive officers named in the Summary Compensation Table (our "named executive officers").

  Our Executive Compensation Philosophy

        Our executive compensation program is designed to attract and retain qualified and effective executive talent and motivate behaviors that drive profitable growth and the creation of long-term value for our shareholders. The primary elements include base salary, short-term performance-based cash incentive compensation and long-term performance-based and time-based equity incentive compensation.

        Our executive compensation program is designed to be flexible and market competitive, reward the achievement of established performance criteria and enhance stock ownership among our executives. The following principles provide the framework for Cornell's executive compensation program:

  Shareholder alignment

        Total compensation is tied to our financial results and operational performance measures. To strengthen our management team's alignment with shareholders, executives are encouraged to manage from an owner's perspective by accumulating an equity stake in the Company. We also implemented an executive stock ownership policy in 2007, which is described below under "—Executive Stock Ownership Policy."

  Targeted total compensation

        The competitive benchmarks described below are determined by reviewing pay opportunities at companies with which we may compete for executive talent, such as key management positions for adult and juvenile correctional institutions, skilled nursing-care facilities, psychiatric hospitals, hospitals and similar-sized companies in both annual revenue and market capitalization, with the peer companies being those listed below.

        Actual pay may vary above or below the benchmark for any of our executives based on a number of relevant factors, including (i) local and national market conditions impacting talent demands, (ii) retention needs, (iii) value to our shareholders, (iv) future leadership potential, (v) critical experience and skills, and (vi) levels of sustained performance. This comprehensive market-based approach allows us to strike the proper balance between competitive benchmarks and the attraction / retention of key management talent.

        Chief Executive Officer.    The targeted compensation for our chief executive officer is the 50th percentile for annual cash compensation opportunities and 75th percentile for long-term incentive opportunities. Mr. Hyman's contract was renegotiated and extended in 2007. In connection with this modification, his annual salary has been set for three years at $525,000. In 2007, this amount was above the targeted range, although we believe this fixed salary will result in the target level generally being achieved over the three year period on average.

        For long-term incentives, after careful consideration of the relevant factors listed above, we made equity grants to Mr. Hyman with an annualized economic value well-above the targeted range. This equity grant was also made in connection with the renegotiation of Mr. Hyman's employment agreement. These 2007 awards were designed to retain Mr. Hyman over multiple years. The grants employ both a time-based and performance-based component, and a portion of the 2007 economic value will be considered when determining future grants. We believe Mr. Hyman's potential employment opportunities outside of the Company necessitated significant 2007 equity grants, and that those grants, net of the unvested shares Mr. Hyman agreed to cancel in 2007, were warranted. Award details are summarized in the Grants of Plan-Based Awards table.

        Key Executives Other Than CEO.    For 2007 and 2008, total compensation opportunities and individual program elements for our key executives other than our chief executive officer are targeted to the competitive 50th percentile.

        Peer Companies.    The peer group of companies includes: Advocat Inc., America Service Group, Brookdale Senior Living, Capital Senior Living Corporation, Corrections Corporation of America, Emeritus Corporation, Five Star Quality Care, The GEO Group, Hanger Orthopedic Group, Horizon Health Corporation, National HealthCare Inc., Odyssey HealthCare Inc., The Provident Service Corporation and Psychiatric Solutions.

  Total compensation mix

        Our targeted pay mix of salary and performance-based incentives is designed to reflect a combination of competitive market practices and strategic business needs. The degree of performance-based incentive pay ("at risk" compensation) and the level of total compensation opportunities increase with an executive's responsibility level.

  Compensation Committee's Role

        The primary responsibility for designing, establishing and evaluating our executive compensation program lies with the Committee. The Committee acts under a written Compensation Committee Charter, which describes the Committee and its primary responsibilities.

        Our Board of Directors appoints the members of the Committee, which is made up of at least two Board members, each of whom is determined to be "independent" under the rules of the New York Stock Exchange. Additionally, no director may serve on the Committee unless he or she:

  •
  Is a "non-employee director" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and

  •
  Satisfies the requirements of an "outside director" for purposes of section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

        The Board selects members of the Committee based on their knowledge and experience in compensation matters and is careful to avoid any conflicts of interest in naming the Committee members. The members of the Committee are Andrew R. Jones, Chairman, Zachery R. George, and Todd Goodwin.

        The Committee meets as frequently as appropriate under the circumstances. The Committee meets separately on at least an annual basis with our chief executive officer, our chief administrative officer and any other corporate officers as the Committee deems appropriate to carry out the Committee's responsibilities.

        The Committee reviews and approves the compensation packages for our named executive officers, including performance goals, target and maximum incentive compensation levels and equity awards. The Committee also reviews and approves, with input and the recommendation of our chief executive officer, the aggregate compensation of our entire management team (consisting of our other executives in addition to the executive officers and our senior managers). Specific compensation for individual executives, other than our executive officers, is generally set by our chief executive officer, subject to a review of the compensation for all executives.

        The Committee is authorized to engage independent compensation and benefits consultants, and to set the terms of such engagements. Based on this authorization, the Committee engaged James F. Reda & Associates, LLC ("Reda"), to assist the Committee in analyzing and designing our executive compensation program, and to advise the Committee in establishing the compensation of our executives for 2007 and 2008.

  Role of Executives in Compensation Decisions

        Our executives, particularly including our chief executive officer, also play a significant role in the compensation-setting process, which includes evaluating employee performance, helping the Committee establish business performance targets and objectives and recommending salary and other compensation levels for our management team. Our chief executive officer and our chief administrative officer participate in Committee meetings from time to time at the request of the Committee to provide background information regarding business initiatives and goals and the performance of our executive officers; however, our chief executive officer is not present for Committee discussions regarding his compensation. As discussed above, our chief executive officer also determines specific compensation for executives other than executive officers subject to the described parameters.

  Elements of Our Executive Compensation Program

        While we strive to ensure that our executive compensation program is fair and competitive, we have also tried to maintain a program that can be easily understood by our executives. Our approach consists of a comprehensive compensation package designed to reward individual performance based on the Company's short-term and long-term performance and how this performance links to our corporate strategy. For our executives, including the named executive officers, we reward short-term performance with a market competitive base salary for performing their day to day duties and we reward their accomplishment of short-term financial and strategic objectives measured over the current year through our incentive compensation program. Our equity compensation for executive officers, including the named executive officers, are granted to retain executives, build executive ownership and align compensation with achievement of the Company's long-term financial goals as measured over multi-year periods

  Base Salary

        Base salary is a critical element of our overall executive compensation program because it provides our executive officers with a base level of annual income to perform their responsibilities on a sustained basis. In determining base salaries of each of our executives, we consider the executive's past and current base salary and overall compensation, as well as the executive's position, experience, qualifications, past performance and potential role in the future success of our company. We also review the base salaries of comparable executives of other companies based on the data provided to us by our compensation consultants. Finally, we analyze the base salaries of our executives in light of their overall compensation opportunities to ensure not only that the executive has a reasonable guaranteed level of base salary, but also that a significant and appropriate portion of his/her overall compensation is in the form of performance-based incentive compensation. In this way, we attempt to provide appropriate incentives for our executives to stay focused on our company's performance, and to align the goals of our executive officers with the interests of our shareholders by rewarding outstanding company performance that increases value to our shareholders. Base salaries for our named executive officers, which were determined in light of all of these factors, are:

Named Executive Officer	Base Salary

James E. Hyman, Chairman, President & Chief Executive Officer	$525,000

John R. Nieser, Senior Vice President, Chief Financial Officer, and Treasurer	$255,000

William E. Turcotte, Sr. Vice President, General Counsel And Corp. Sec.	$245,000

Patrick N. Perrin, Senior Vice President, Chief Administrative Officer	$207,000

  Incentive Compensation Program

        As stated above, we believe that it is critical to base a significant portion of the overall compensation of our executives on the attainment of performance goals that are key to the success of our Company. We believe this helps ensure that the primary focus of our executive management team will be on our success and shareholder value. Under the terms of our annual incentive compensation plan (ICP), eligible employees, including our named executive officers, can earn annual cash incentive awards for achieving established performance criteria. The annual incentive compensation payments are based upon the attainment of specified performance goals set each year by the Committee for our executive officers. The performance goals include both quantitative financial goals and qualitative individual goals.

        The individual ICP opportunities are set as a part of the Committee's review of the executive officer's overall compensation. Mr. Hyman and our chief administrative officer review with the Committee the financial performance calculations and the individual performances for the executive officers, and the Committee then approves the actual ICP amounts earned. The Committee, in determining the named executive officer incentive compensation awards can consider a variety of qualitative factors in which the results were achieved in determining the amount of the award.

        Threshold, target and maximum payment opportunities for the financial goals are established for each executive officer based on a percentage of the officer's base pay. The financial goals for 2007 were based upon a calculation of our earnings before interest, taxes, depreciation and amortization ("EBITDA"). The calculation is adjusted for changes to applicable accounting standards after the performance goal has been set, unbudgeted capital transactions (including, for 2007, expenses related to the Veritas merger that was rejected by shareholders in early 2007), and profit or loss attributable to a business acquired by us during the year. EBITDA was chosen to focus management on our operating margin, which we believed was the key area to drive our financial performance for 2007. We also believe it was an appropriate metric because it is a commonly used measure of financial performance by the Company, our analysts and shareholders.

        The qualitative individual goals are discussed below for our named executive officers. The individual goals for Mr. Hyman are approved by the Committee through a discussion and review with

Mr. Hyman, and the individual goals for our other executive officers are determined through a discussion and review between Mr. Hyman and the other executive officers.

        The Committee has determined that the financial performance measures for Mr. Hyman's and the other executive's incentive award for the 2008 fiscal year will be based on earnings per share (EPS) instead of EBITDA. As with EBITDA, EPS is also a commonly used measure of financial performance by the Company, our analysts and shareholders. We decided that, while both EPS and EBITDA are generally used to measure the financial results of a company, EPS would be a more appropriate measure in 2008 to further focus management on the other non-operational costs incurred such as interest, taxes and depreciation given that the Company has broadened its emphasis beyond a capacity utilization focus. We believe both measures are similar in terms of the difficulty to achieve actual performance.

        The total award under the ICP for 2007 for each of the named executive officers is set out in the Summary Compensation Table. The components of such awards are discussed below.

        Annual Incentive Compensation of Our Chief Executive Officer.    For 2007, the target annual incentive award for our chief executive officer, James E. Hyman, was 100% of his base salary. 60% of Mr. Hyman's award was based on EBITDA, and the remaining 40% of his award was based on the achievement of specified Company operational measures and personal milestones. This 60/40 split was established in Mr. Hyman's employment agreement described below. In connection with the amendment of his employment agreement in 2007, two other changes occurred to simplify the structure and more closely align it with comparable companies; first, the fixed annual $25,000 bonus amount was eliminated, and second, the bonus potential increased to 100% of salary from 80%.

        The following table sets forth the EBITDA performance criteria for the financial portion of the ICP for Mr. Hyman. The actual percentage of the portion earned is determined on a pro-rata basis to the extent of the percentage of EBITDA earned within the established range. No amount would be payable if the threshold was not met.

	Threshold	Target	Max

EBITDA Criteria (In Millions)	$67.4	$70.7	$81.3 or greater

Portion to Be Earned	50%	100%	200%

        Our actual EBITDA in 2007 for purposes of the ICP was $69.9 million. These results were below the established target level and resulted in a payment to Mr. Hyman of the Company financial performance portion of the award in an amount of $285,370. That amount is equal to 90.6% of the target for this portion of the award.

        The maximum amount that Mr. Hyman was entitled to receive for the qualitative portion of his annual incentive award (40% of the aggregate target annual incentive award) was payable if our operations were free from specified types of incidents, and all personal milestones established by the Committee for Mr. Hyman were achieved. For 2007, this portion of Mr. Hyman's award was based on the following (with the weighting relative to the overall individual component noted in parenthesis):

  •
  reduction of certain critical incidents based on process failures (12.5%);

  •
  implementation of a quality assurance program in the Company's Secure and Abraxas facilities (25%);

  •
  entry into a contract and resolve licensing of beds for a specific asset (12.5%);

  •
  achieve an economically sound contract or a viable marketing plan for a specific asset (12.5%); and

  •
  completion of expansion plans, marketing efforts, integration of acquisitions and asset portfolio review (37.5%);

        For 2007, the Committee determined that Mr. Hyman's individual performance resulted in a payout of $191,625, or 91.25% of the target for this portion of the award.

        Annual Incentive Compensation for Other Executives.    For our named executive officers other than Mr. Hyman, a weighting of 70% was given to the attainment of the company financial goals and 30% to the achievement of individual qualitative goals. The weighting reflects the Committee's and Mr. Hyman's evaluation of the Company's priorities and desired effect on results. The maximum payout for these officers is 170% of the target award. This is equal to 200% of the portion of the award that is based on our financial performance (70%), plus the maximum payable under the portion of the award (30%) that is based on individual achievement of established personal goals.

        The following table sets forth the EBITDA performance criteria for the financial portion of the ICP for our other named executive officers. The actual percentage of the portion earned is determined on a pro-rata basis to the extent of the percentage of EBITDA earned within the established range. No amount would be payable if the threshold was not met.

	Threshold	Target	Max

EBITDA Criteria (In Millions)	$67.4	$70.7	$77.4 or greater

Portion to Be Earned	50%	100%	200%

        Our EBITDA in 2007 for purposes of the ICP was $69.9 million. These results were below the established target levels and resulted in the payments described below to our other named executive officers for the financial performance portion of the ICP. The following table sets forth for each of the other named executive officers the ICP opportunity, information relating to the financial portion of the ICP and information relating to the individual portion of the ICP. The individual goals and achievement of such goals are further discussed in the section following the table.

Named Executive Officer	2007 ICP Opportunity (As % of Salary)	% of Financial ICP Portion Earned in 2007	Amount of Financial Portion of ICP Earned in 2007($)	% of Individual ICP Portion Earned in 2007	Amount of Individual ICP Portion Earned in 2007($)

Mr. Nieser	50%	90.6%	77,350	100%	37,500

Mr. Turcotte(1)	35%	90.6%	40,500	100%	17,500

Mr. Perrin(2)	30%	90.6%	38,550	100%	18,450

(1)
Mr. Turcotte's date of hire was March 19, 2007.

(2)
Mr. Perrin's ICP opportunity is now 35% beginning in 2008. The other executives' ICP opportunities remained unchanged.

        Individual qualitative goals for Mr. Nieser and their weighting relative to the overall individual component for 2007 were:

  •
  quality of our consolidated financial statements for 2007 and the effectiveness of our internal controls over financial reporting (20%);

  •
  successful implementation of financial system software conversion (15%);

  •
  develop and implement leadership development action plans for departmental leaders (20%);

  •
  drive evolution of financial cyclical processes and reporting form/content (20%); and

  •
  drive enhanced productivity in core financial and accounting processes; reduce days sales outstanding; achieve certain savings targets (25%).

        Individual qualitative goals for Mr. Turcotte in 2007 and their weighting relative to the overall individual component for 2007 were:

  •
  develop and execute strategy for each material claim (25%);

  •
  execute leadership initiatives relating to legal training, management and awareness (20%);

  •
  implement board, governance and compliance awareness, training and processes (15%);

  •
  develop and improve legal department processes and manage budget (10%); and

  •
  provide specified legal support of transaction and business development strategy (30%).

        Individual qualitative goals for Mr. Perrin in 2007 and their weighting relative to the overall individual component for 2007 were:

  •
  complete implementation of human resources / payroll process redesign, delivering budget run rate savings of a specified amount (25%);

  •
  implement improved analysis process for employee life cycle and creation of enhanced sourcing, screening and retention tools (25%);

  •
  deliver specified savings via administrative and risk management projects (10%);

  •
  analyze and recommend long-term employee healthcare cost containment options; develop a risk management assessment of operating risk for providing medical services to inmates/residents/clients (20%); and

  •
  transition the human resources function from a centralized model to a divisional/field level model, while assessing individual and departmental strengths and development needs to result in a successful transition (20%).

  Equity Compensation

        As stated above, we believe that the use of equity-based compensation creates an important long-term link between the compensation of our executive management team and the interests of, and the value realized by, our shareholders.

        Our annual equity grants to our executive officers are approved by the Committee for recommendation to the full Board and then approved by the Board. For the annual equity grants to other executives and managers, the Board approves a pool through which our chief executive officer is authorized to grant equity awards to such individuals.

        We use both time-based and performance-based awards, and we have granted both stock options and restricted shares. In 2007, we granted primarily restricted shares to encourage retention and provide alignment with shareholders as value received will be consistent with return to shareholders over the performance period. See Grants of Plan-Based Awards table for information concerning the number of restricted shares granted to the named executive officers in 2007. These grants consisted of time-based and performance based awards, which are generally equally split to provide both a retention and incentive element to this part of our compensation program. The targets for the performance based grants were based on EBITDA and are described in the footnotes to the table.

        For 2008, we have continued to use long-term equity compensation grants as an important part of our overall executive compensation program. Equity awards to our executives again consisted of time based (50% of overall equity award) and performance based restricted stock (50% of overall equity award). The time based awards vest over four years at the rate of one-fourth on each anniversary of the date of grant, and the other half vests based upon our attainment of specified EBITDA goals.

  Other Benefit Programs

        Our executives participate in other employee benefit plans generally available to our employees on a broad basis, including our 401(k) plan and health care benefit plans. Additionally, our executives and other qualifying members of our senior management are eligible to participate in a nonqualified deferred compensation plan, which permits eligible executives to defer a portion of their base salary and/or annual incentive pay until retirement, termination of employment or other events or times specified in the plan. Currently, none of our executives are actively participating in this nonqualified deferred compensation plan; however, we continue to maintain the plan because we believe it can be advantageous to us in attracting and retaining key executives. Above-market rates of interest are not offered under the deferred compensation plan. Beginning in 2007, our executive officers became eligible to receive a company contribution under the nonqualified deferred compensation plan to make up for matching contributions under our 401(k) plan which the executive may be required to forfeit as a result of the 401(k) plan not meeting the prescribed nondiscrimination tests applicable to 401(k) plans.

        We do not generally provide perquisites to our executives.

  Executive Stock Ownership Policy

        We adopted an executive stock ownership policy effective May 2007 to align the interests of management with the interests of shareholders and further promote Cornell's commitment to sound corporate governance. The policy applies to the following officers of the Company and each is required to accumulate the amount of stock set forth below:

  •
  Executive Chairman and Chief Executive Officer—3 × Base Salary;

  •
  Executive Officers—2 × Base Salary; and

  •
  Vice Presidents—1 × Base Salary.

        The covered officers are allowed a five year period to accumulate the requisite ownership. In determining whether an individual meets the required ownership level at the end of the transition period, the stock price to be used shall be the higher of (i) the average share price of the last trading day of each of the four completed quarters prior to the determination, and (ii) the average closing price for the ten trading days prior to the determination. A subsequent drop in the share price shall not result in any violation of the policy. Also, after the transition period, he or she may not sell shares unless after the sale, the ownership requirement would still be met. In making this determination, a covered individual must meet the stated ownership level immediately after the transaction based upon the share price at which the transaction is effected. The officers have five years from the date of adoption of the policy, if covered at that time, or otherwise from the date he or she becomes subject to the pertinent ownership requirement.

        In the event a covered officer does not achieve his or her ownership level set forth above or thereafter sells shares in violation of the policy, the Board of Directors shall consider all relevant facts and take such actions as it deems appropriate under the circumstances.

  Accounting and Tax Considerations

        In designing and administering the Company's executive compensation program, the Committee considers the accounting effects of the various elements on the Company and the tax effects on the Company and the executives. Our stock option grant policies have been impacted by the implementation of SFAS No. 123R, which we adopted January 1, 2006. Under this accounting standard, we value stock options under the fair value method and expense those amounts in our income statement over the stock option's vesting period.

        We generally have intended to structure our compensation program to comply with Code Sections 162(m) and 409A. Not all compensation historically awarded would meet the requirements of section 162(m), however. Under section 162(m) of the Code, a publicly-held corporation may not take an income tax deduction for individual compensation paid to certain executives exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. Under section 409A of the Code, nonqualified deferred compensation arrangements must meet certain requirements regarding the timing of deferrals and distributions. If an arrangement does not comply with the section 409A requirements, the nonqualified deferred compensation becomes taxable to the executive in the first year it is not subject to a substantial risk of forfeiture. In such case, the executive officer is also subject to interest and an additional excise tax of 20% on the benefit includible in income.

  Effect of Restatements or Earnings Adjustments and Recovery of Incentive Pay

        In the event of a restatement of or adjustment to our earnings, the Committee may consider the effect of the restatement or adjustment on compensation paid or to be paid to executives, including whether repayment of compensation to the Company, to the extent permitted by applicable law, may be required. Among the factors to be considered by the Committee will be the materiality of the restatement or adjustment and the role of executives, or any specific executive, in the restatement or adjustment or events leading to the restatement or adjustment.

  Employment and Severance Agreements

        We have entered into an employment agreement with our chief executive officer, James E. Hyman, and we have severance/change in control agreements with certain of our other executive officers as described below. We believe that each of the employment and severance/change in control agreements we have entered into with our executives have been critical in our ability to retain the individual, and provide the individual with reasonable financial security to focus on carrying out our business strategies. These agreements are described in the footnotes to the "Potential Payments Upon Termination or Change in Control" table set forth below.

        James E. Hyman.    In connection with the hiring of Mr. Hyman in March 2005, we entered into an employment agreement under which he agreed to serve as our chief executive officer and chairman of the board. The agreement was amended and restated in August 2007. The agreement has a rolling two-year term (the "Employment Period"). Under the agreement, Mr. Hyman's annual base salary shall not be less than $525,000 and may be increased at the discretion of our Compensation Committee. He is also eligible for the ICP amount described above based upon the achievement of established performance objectives.

        Pursuant to the agreement, if we terminate Mr. Hyman's employment for cause or if Mr. Hyman voluntarily terminates his employment without good reason, Mr. Hyman is entitled to receive his base salary accrued through the termination date, any annual bonus for the fiscal year prior to his termination and reimbursement of all of his reasonable business expenses under our normal expense reimbursement policy. If Mr. Hyman's employment is terminated due to his death or disability (as defined in the agreement), Mr. Hyman or his estate will receive (i) his base salary accrued through the date of death or disability, (ii) any annual bonus for the fiscal year prior to his termination and a prorated bonus for the year in which the death or disability occurs, (iii) reimbursement of all of his reasonable expenses and (iv) extended health care benefits (COBRA) at our expense for six months.

        If we terminate Mr. Hyman's employment without cause or if he voluntarily terminates his employment with good reason, he is entitled to receive the following: (i) base salary accrued through the termination date, (ii) any annual bonus for the fiscal year prior to his termination and a prorated bonus for the year in which the termination occurs, (iii) an amount equal to two times his base salary plus his target bonus for the remainder of the Employment Period, (iv) reimbursement of all of his reasonable expenses, (v) extended health care benefits (COBRA) at our expense for eighteen months following his termination, and (vi), in accordance restricted stock awards of August 2007, the immediate vesting of the restricted stock awarded to him in August 2007. All cash payments that we owe Mr. Hyman upon termination, regardless of the reason for termination, must be paid to him or his estate in a lump sum within one month of the date of termination.

        If Mr. Hyman voluntarily terminates his employment within 180 days following a change in control, the termination will be considered to be with good reason, and Mr. Hyman will be entitled to receive the same benefits described above. Pursuant to the terms of the Company's long-term incentive plan, all of Mr. Hyman's remaining unvested restricted stock awards will vest upon a change of control as defined under such plan. A "change in control" means (i) a merger, consolidation or reorganization of the Company, if more than 50% of the combined voting power of the surviving entity's securities outstanding immediately after such merger, consolidation or reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization, (ii) the sale, transfer or other disposition of all or substantially all of the Company's assets, or (iii) a change in the composition of the Board of Directors of the Company, as a result of which fewer than two-thirds of the incumbent directors are directors who either (A) had been directors of the Company twelve (12) months prior to such change, or (B) were elected, or nominated for election, to the Board of Directors with the affirmative votes of at least two-thirds of the directors who had been directors of the Company twelve (12) months prior to such change and who were still in office at the time of the election or nomination. Mr. Hyman will also receive reimbursement for relocation expenses if his employment is terminated without cause or for good reason within 180 days following a change in control.

        Pursuant to the agreement, Mr. Hyman was granted options to purchase 50,000 shares of our common stock under our Amended and Restated 1996 Stock Option Plan, with an exercise price equal to the closing price of the common stock on the date of grant. The options vested and became exercisable in one-third increments annually on January 24, 2006, 2007, and 2008.

        Additionally, under the agreement, we entered into a Restricted Stock Award Agreement with Mr. Hyman effective as of March 14, 2005. Under this agreement we granted Mr. Hyman 85,000 shares of restricted stock, 25,000 shares of which vest on January 24, 2008, if Mr. Hyman remains continuously employed by us through that date. The other 60,000 restricted shares were performance based and were cancelled in connection with the amendment of the agreement in August 2007.

        Mr. Hyman would also be entitled to a gross-up payment, to the extent any payments to him were treated as excess parachute payments subject to excise tax, so that the net amount received by Mr. Hyman after application of such tax would equal the amount he would have otherwise received had the excise tax not applied to him.

        John R. Nieser.    In March 2005, we entered into an employment/separation agreement with John R. Nieser, our senior vice president, chief financial officer, and treasurer, which was amended effective as of March 14, 2007. The agreement had a rolling two-year term until March 14, 2007, and beginning March 15, 2007, switched to a rolling one-year term pursuant to its original terms. Mr. Nieser is eligible for an annual cash bonus at a targeted amount of 50% of his annual base salary upon the attainment of performance criteria established by the Committee under the ICP. Mr. Nieser's initial base salary was set forth in the agreement but has since been subject to annual increases resulting in the base salary described above under "—Elements of Our Executive Compensation Program—Base Salary."

        If Mr. Nieser's employment is terminated due to death or disability (as defined in the agreement), Mr. Nieser or his estate is entitled to his base salary and bonus earned through the date of termination (as defined in the agreement). If Mr. Nieser's employment is terminated for cause (as defined in the agreement) or due to voluntary resignation, Mr. Nieser is entitled to his base salary earned through the date of termination. If Mr. Nieser is terminated without cause, he is entitled to his base salary and bonus through the date of termination.

        If Mr. Nieser is terminated involuntarily by the Company within 180 days following a change in control (as defined above in the description of Mr. Hyman's employment agreement), Mr. Nieser is entitled to (i) base salary earned through the date of termination; (ii) any incentive compensation award that has been earned but not paid; (iii) a pro rata portion of the target award under the Company's ICP; and (iv) continuation of his base salary for 24 months. Mr. Nieser furthermore would be entitled to additional payments equal to our contribution toward the cost of coverage under our health plan during the severance period for so long as Mr. Nieser remained covered by our health plan. All cash payments that we owe Mr. Nieser upon termination, other than the continuation of his base salary, must be paid to him or his estate in a lump sum within one month of the date of termination. The continuation of his base salary will be paid in equal installments according to the normal payroll practices of the Company during the severance period.

        Mr. Nieser would furthermore be entitled to a gross-up payment, to the extent any payments to him were treated as excess parachute payments subject to excise tax, so that the net amount received by Mr. Nieser after application of such tax would equal the amount he would have otherwise received had the excise tax not applied to him.

        Patrick N. Perrin.    In December 1999, we entered into a severance agreement with Patrick N. Perrin, our senior vice president and chief administrative officer, as amended March 14, 2007.

        If Mr. Perrin's employment is terminated for any reason within one year following a change in control, all stock options, restricted stock awards and similar awards granted to Mr. Perrin prior to the termination date will vest immediately on the date of termination, and we will pay to Mr. Perrin a severance payment equal to the sum of (i) his highest annual base salary as of the termination date or the change in control date, and (ii) the average bonus paid to him for the two most recent full fiscal years ending on or prior to the termination date. The severance amounts are payable in a lump sum in cash (a) on the termination date if we terminate Mr. Perrin, or (b) within thirty days after the termination date if Mr. Perrin's employment is terminated by him or upon his death or retirement. For purposes of Mr. Perrin's severance agreement, a "change in control" shall mean (i) a merger or consolidation with any other entity whereby the Company's stockholders do not own at least 50% of the voting capital stock of the surviving entity; (ii) a sale of all or substantially all of the Company's assets; (iii) a dissolution of the company: (iv) any person or entity, together with its Affiliates, becomes, directly or indirectly, the beneficial owner of at least 51% of the voting stock of the Company; or (v) the individuals who constitute the members of the Company's Board of Directors cease for any reason to constitute at least a majority thereof.

        If Mr. Perrin's employment is terminated involuntarily by us, with or without cause, within 180 days of a change in control, then in lieu of the rights and benefits described in the preceding paragraph, he would be entitled to his base salary and bonus earned through the date of termination, and continuation of his salary for 18 months. The continuation of his base salary will be paid in equal installments according to the normal payroll practices of the Company during the severance period. Mr. Perrin furthermore would be entitled to additional payments during the severance period, equal to our contribution toward the cost of coverage under our health plan for active employees, for so long as Mr. Perrin remained covered by our health plan.

        William E. Turcotte.    In March 2007, we entered into an employment agreement with William E. Turcotte, our senior vice president, general counsel and corporate secretary. Mr. Turcotte is eligible for an annual cash bonus at a targeted amount of 35% of his annual base salary upon the attainment of performance criteria established by the Committee under the ICP. If Mr. Turcotte's employment is terminated due to death or disability (as defined in the agreement), Mr. Turcotte or his estate is entitled to his base salary and bonus earned through the date of termination (as defined in the agreement). If Mr. Turcotte's employment is terminated for cause (as defined in the agreement) or due to voluntary resignation, Mr. Turcotte is entitled to his base salary through the date of termination. If Mr. Turcotte is terminated without cause, he is entitled to his base salary and bonus through the date of termination, and continuation of his base salary for 12 months, which will be paid in 26 equal bi-monthly installments. If Mr. Turcotte is terminated involuntarily by the Company without cause within 180 days following a change in control (as defined in the agreement), he is entitled to his base salary and bonus through the date of termination, continuation of his base salary for 18 months and an a pro rated amount of the discretionary incentive compensation he would have been awarded following the fiscal year's end. For purposes of Mr. Turcotte's employment agreement, a "change in control" shall have the same meaning as applicable to Mr. Perrin. Mr. Turcotte's initial base salary was set forth in the agreement but has since been subject to annual increases resulting in the base salary described above.

  Indemnification Agreements

        We have entered into indemnification agreements with each of the named executive officers. The indemnification agreements provide that we will indemnify the executive and hold him harmless from any losses and expenses which, in type or amount, are not insured under our directors' and officers' liability insurance, as a result of claims or allegations made against him for any breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted solely by reason of being an officer or director of the Company. Indemnification under these agreements is permitted only to the extent that it is permitted under Delaware law, and the indemnification is subject to certain exclusions. The indemnification agreements also provide certain procedures regarding the right to indemnification and for the advancement of expenses.

  Compensation Committee Report

        The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

                      The Compensation Committee:

                      Andrew R. Jones, Chairman
                      Zachery George
                      Todd Goodwin

SUMMARY COMPENSATION TABLE

        The following table included information concerning compensation for the one-year period ending December 31, 2007 for our principal executive officer, our principal financial officer, and the two next most highly-compensated members of our executive management team. We had only four named executive officers for 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)		Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation(3) ($)	Total ($)

James E. Hyman, Chairman and Chief Executive Officer	2007 2006	515,375 478,288	6,250 25,000	1,041,610 308,796	(4)	157,351 157,351	476,995 512,161		8,918 7,840	2,206,499 1,489,436

John R. Nieser, Chief Financial Officer and Treasurer	2007 2006	240,577 210,320	— —	43,917 —	(5)	131,528 167,954	117,000 171,000		8,330 6,738	541,352 555,788

Patrick N. Perrin, Senior Vice-President and Chief Administrative Officer	2007 2006	200,056 185,480	— —	21,958 —		36,084 46,911	57,000 327,854	(6)	8,231 7,076	323,329 567,321

William E. Turcotte, General Counsel and Corporate Secretary	2007	176,923	—	—		25,434	58,000		5,456	265,813

(1)
The amount shown in this column represents the expense we recognized in 2007 and 2006 in connection with the award of restricted stock to the Named Executive Officers, as determined for purposes of reporting under FAS 123R. The assumptions used in arriving at such amounts may be found as discussed in Note 2 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in Note 2 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(2)
The amounts shown in this column represent the expense we recognized in 2007 and 2006 with respect to the outstanding stock options held by each named executive officer, as determined for purposes of reporting under FAS 123R, of all options outstanding to each of the named executive officers. The assumptions used in arriving at such values may be found as discussed in Note 2 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in Note 2 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(3)
All amounts shown in this column represent the total of matching contributions and life insurance premiums paid by the Company on each named executive's behalf. No named executive officer received perquisites in excess of $10,000 in the aggregate.

(4)
Mr. Hyman forfeited 60,000 shares of unvested performance based restricted stock effective August 2, 2007.

(5)
Mr. Nieser forfeited 16,100 shares of performance based stock options effective as of March 31, 2007.

(6)
Of this amount, $73,000 was paid to Mr. Perrin under our incentive compensation plan (ICP) for 2006. The remaining $254,854 was paid to Mr. Perrin under our Deferred Bonus Plan.

GRANTS OF PLAN-BASED AWARDS

        The following table sets forth certain information with respect to the options and non-equity incentive compensation awards granted during the fiscal year ended December 31, 2007 to each of our named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)
												Grant Date Fair Value of Stock and Option Awards(4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)				Exercise or Base Price of Option Awards ($/Sh)

James E. Hyman	05/21/2007 05/21/2007 08/02/2007 08/02/2007	78,750	525,000	840,000	5,000 5,000 11,500 7,500	15,000 15,000 34,500 22,500	15,000 15,000 34,500 22,500	70,000 45,000				369,000 2,091,000 762,105 1,491,075

John R. Nieser	03/12/2007	18,750	125,000	182,750	2,000	10,000	10,000	10,000				421,600

Patrick N. Perrin	03/12/2007	9,225	61,500	104,550	1,000	5,000	5,000	5,000				210,800

William E. Turcotte	03/19/2007 03/19/2007	12,075	80,500	136,850	2,500	10,000	10,000		12,500	(5)	20.12	122,085 201,200

(1)
The estimated payouts of awards are based on a percentage of base pay for each named executive officer, as in effect at the end of the fiscal year. For purposes of calculating threshold, target and maximum awards under our incentive compensation plan (ICP), base salaries as in effect at our fiscal year-end and target bonus percentages were as follows: Mr. Hyman, $525,000 (100%); Mr. Nieser, $250,000 (50%), Mr. Perrin, $205,000 (30%); and Mr. Turcotte, $230,000 (35%). For a discussion of the criteria for these awards, including the methodology for the various payment levels, see "Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Incentive Compensation Program—Annual Incentive Compensation of our Chief Executive Officer" for Mr. Hyman and "Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Incentive Compensation Program—Annual Incentive Compensation for Other Executives" for the other Named Executive Officers."

(2)
Represents the contingent restricted share equity incentive plan awards granted under our 2006 Equity Incentive Plan during the fiscal year ended December 31, 2007, which are based on achievement of performance targets described below. The performance criteria of the awards are based on either earnings before interest and depreciation allowance ("EBITDA") for a calendar year or price per share of the Company's stock, consisting of the following targets:

Named Executive Officer	Date of Grant	Amount of Grant	EBITDA Targets (In Millions)	Price Per Share Targets (20-day Average NYSE Closing Price)($)	Portion of Total Award Earned for Each Target Achieved

James E. Hyman	May 21, 2007	15,000 share grant	$70, $85 & $105	—	One-Third

James E. Hyman	May 21, 2007	15,000 share grant	—	25, 30 & 35	One-Third

James E. Hyman	August 2, 2007	34,500 share grant	$80, 95 & $110	—	One-Third

James E. Hyman	August 2, 2007	22,500 share grant	—	28, 32 & 36	One-Third

John R. Nieser	March 12, 2007	10,000 share grant	$69.1, $78, $86, $94 & $102	—	One-Fifth

Patrick N. Perrin	March 12, 2007	5,000 share grant	$69.1, $78, $86, $94 & $102	—	One-Fifth

William E. Turcotte	March 19, 2007	10,000 share grant	$69.1, $78, $86, $94 & $102	—	One-Fifth

  For a discussion of how EBITDA is determined and other aspects of our executive equity compensation, see "Compensation Discussion and Analysis—Elements of Our Executive Compensation Program."

(3)
The vesting schedules for the 2007 time vested plan-based awards consisting of restricted stock which were granted under our 2006 Equity Incentive Plan are as follows:

Named Executive Officer And Grant Date	Grant Date	Type of Award	Vesting Schedule

James E. Hyman	May 21, 2007	Restricted Stock	All vest May 3, 2010

James E. Hyman	August 2, 2007	Restricted Stock	All vest March 8, 2010

John R. Nieser	March 12, 2007	Restricted Stock	Equal 25% Tranches Vest March 12, 2008, 2009, 2010 & 2011

Patrick N. Perrin	March 12, 2007	Restricted Stock	Equal 25% Tranches Vest March 12, 2008, 2009, 2010 & 2011

(4)
Grant date fair value of each equity award is calculated in accordance with SFAS 123R by (i) in the case of restricted stock awards, multiplying the number of shares by the closing price of our common stock on the grant date, and (ii) in the case of options, applying the applicable Black Scholes valuation methodology.

(5)
Mr. Turcotte was awarded options to purchase 12,500 shares of our common stock under our Amended and Restated 1996 Stock Option Plan. The options vest and became exercisable in one-fourth increments annually on March 19, 2008, 2009, 2010 and 2011. The options were granted with an exercise price equal to the closing price of our common stock on the date the options were granted. The options expire ten years following the date of grant, or March 19, 2017.

\

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

        The following table sets forth information regarding restricted stock and option awards outstanding as of December 31, 2007 with respect to each of our named executive officers listed in the Summary Compensation Table.

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options(1) (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units or Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)

James E. Hyman	33,333 8,000	(5)	16,667	(3)	12,000	(5)	13.34 14.15	03/14/2015 04/07/2016	25,000 70,000 45,000	(6) (7)	583,000 1,632,400 1,049,400	12,000 15,000 34,500 22,500	(4) (4) (4) (4)	279,840 349,800 811,536 524,700

John R. Nieser	6,000 6,000 16,100 4,400		4,000 4,000 13,800		6,600	(5)	13.59 12.26 12.60 14.15	06/03/2014 08/12/2014 03/31/2015 04/07/2016	10,000	(8)	233,200	10,000	(9)	233,200

Patrick N. Perrin	7,500 10,000 1,865 1,492 6,000 3,400		373 4,000		5,100	(5)	4.00 12.80 8.40 8.40 13.68 14.15	12/08/2010 04/30/2012 03/12/2013 03/12/2013 06/18/2014 04/07/2016	5,000	(8)	116,600	5,000	(9)	116,600

William E. Turcotte			12,500	(10)			20.12	03/19/2017				10,000	(9)	233,200

(1)
Except as otherwise noted in footnotes 3, 5 and 10 below, all options reflected in this column vest at the rate of 20% per year, beginning on the first anniversary of the date of grant.

(2)
Based on the closing price of our common stock on December 31, 2007 of $23.32.

(3)
This option vests annually in one-third increments, beginning January 24, 2006.

(4)
These share awards vest based on our achievement of certain EBITDA and share price performance goals, as described in footnote 2 to the Grants of Plan-Based Awards table above for the vesting schedule of the grants of restricted stock to Mr. Hyman.

(5)
These options vest in one-fourth increments upon our attainment of certain EBITDA performance goals which are $60 million, $65 million, $70 million, $75 million, and $80 million of EBITDA.

(6)
Restricted Shares awarded in 2007 were awarded under our 2006 Equity Plan. The restricted shares all vest on May 3, 2010.

(7)
Restricted Shares awarded in 2007 were awarded under our 2006 Equity Plan. The restricted shares all vest on March 8, 2010.

(8)
This share award vests annually in one-fourth increments, beginning March 12, 2008.

(9)
This share award vests based on our achievement of certain EBITDA performance goals, as described in footnote 2 to the Grants of Plan-Based Awards table above.

(10)
This share award vests annually in one-fourth increments, beginning March 19, 2008.

OPTION EXERCISES AND STOCK VESTED

        During fiscal 2007, executive officers exercised stock options and restricted stock, granted in prior years to a named executive officer, became vested to a named executive officer.

	Option Award		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

James E. Hyman	—	—	5,000	123,250

John R. Nieser	—	—	—	—

Patrick N. Perrin	15,000	68,880	—	—

William E. Turcotte	—	—	—	—

PENSION BENEFITS

        The Company does not provide any benefits of the type required to be disclosed under the caption "Pension Benefits."

NONQUALIFIED DEFERRED COMPENSATION

        Currently, all of the named executive officers are eligible to participate in our Deferred Compensation Plan. However, none of the named executive officers have elected to defer any amount of his compensation to the plan, nor have we made any Company contributions. Therefore, no benefits or related liabilities had accrued under this plan with respect to the named executive officers during the year ended December 31, 2007.

        Beginning with the 2006 fiscal year, that portion of the Company matching contribution under our 401(k) plan that an executive officer would otherwise forfeit due to the limitations on compensation or the nondiscrimination testing applicable to our 401(k) plan, may be credited to our nonqualified deferred compensation plan. We anticipate that the named executive officers may have an amount credited to this plan in 2008 relating to the 2006 and 2007 fiscal years. However, we will not make this determination until we have completed all testing under our 401(k) plan and the annual audit for the 2007 plan year of our 401(k) plan is complete. Any such amounts credited to the named executive officer's account will be reported in the year in which such amounts are credited to the account.

Potential Payments Upon Termination or Change in Control

        The following tables set forth the compensation payable to each of the named executive officers who were employed at the end of 2007 in the event of termination of such executive's employment. See "Compensation Discussion and Analysis—Employment and Severance Arrangements" for additional information regarding the payments to be made to each of the named executive officers upon termination of his employment.

        The type and amount of compensation payable in connection with each of the events described below is set forth in the table. The amounts assume that termination was effective as of December 31, 2007 and are estimates of the awards and amounts that would be paid to the executives upon their termination. The amounts do not include payment of base salary earned up to the date of termination. For purposes of a "change in control," we have assumed that the change in control provisions were triggered in all applicable plans and agreements. The amount for COBRA continuation was determined on the basis of our cost of providing the continuation coverage.

        Each of the agreements under which the termination payments are provided includes a covenant prohibiting the executive from disclosing our confidential information and a covenant restricting competition and solicitation of our employees by the executive.

Potential Payments Upon Termination or Change In Control

James E. Hyman

	Death or Disability ($)	Voluntary Resignation ($)	Resignation for Good Reason or Termination without Cause ($)	Resignation for Good Reason or Termination without Cause Following Change in Control	Voluntary Resignation within 180 days following Change in Control ($)	Termination for Cause ($)

Severance Pay			1,050,000	1,050,000	1,050,000	0

2007 ICP	483,245		483,245	483,245	483,245	0

Severance ICP @ Target			1,050,000	1,050,000	1,050,000	0

COBRA Continuation	8,183		24,549	24,549	24,549	0

Unvested Restricted Stock			2,961,640	5,177,040	4,594,040	0

Vested Options	369,354	369,354	369,354	369,354	369,354	0

Unvested Options			166,327	313,047	313,047	0

Relocation Expense				*	*	0

Tax Gross Up (280G Excise Tax)			N/A	2,228,507	2,227,479	0

TOTAL	860,782	369,354	6,105,115	10,695,742	10,111,714	0

*
Mr. Hyman is eligible for relocation expense reimbursement in the event he has relocated his family prior to a CIC event.

John R. Nieser

	Death or Disability $	Voluntary Resignation $	Resignation for Good Reason $	Termination with or without Cause Following Change in Control $	Termination without Cause $	Termination for Cause $

Severance Pay				500,000	250,000	0

2007 ICP	117,000				117,000	0

Severance ICP @ Target				125,000		0

COBRA Continuation				20,904		0

Unvested Restricted Stock				466,400		0

Vested Options	144,914	144,914	144,914	144,914	144,914	0

Unvested Options			0	484,384		0

Tax Gross Up (280G Excise Tax)				375,592		0

TOTAL	261,914	144,914	144,914	2,117,194	511,914	0

Patrick N. Perrin

	Death or Disability $	Voluntary Resignation $	Resignation or Separation Within One Year Following Change in Control $	Termination with or without Cause Following Change in Control $	Termination without Cause $	Termination for Cause $

Severance Pay			205,000	307,500		0

Severance ICP at Target				61,500		0

Severance ICP (Average of FY06 and FY07 Payouts)			65,000			0

COBRA Continuation				15,678		0

Unvested Restricted Stock			233,200	233,200		0

Vested Options	373,616	373,616	373,616	373,616	373,616	0

Unvested Options	—	—	106,481	106,481		0

TOTAL	373,616	373,616	983,297	1,097,975	373,616	0

        Note: No gross up payment on IRC Section 4999 compensation excise tax.

William E. Turcotte

	Death or Disability $	Voluntary Resignation $	Termination Without Cause Following Change in Control $	Termination without Cause $	Termination for Cause $

Severance Pay	0	0	345,000	230,000	0

2007 ICP	0	0	58,000		0

COBRA Continuation	0	0	15,678	10,452	0

Unvested Restricted Stock	0	0	233,200	233,200	0

Vested Options	0	0			0

Unvested Options	0	0	40,000	40,000	0

TOTAL	0	0	691,878	513,652	0

        Note: No gross up payment on IRC Section 4999 compensation excise tax.

DIRECTOR COMPENSATION

        The following table provides compensation information for the fiscal year ended December 31, 2007 for each non-employee member of our Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Total ($)

Max Batzer	—	86,375	69,908	156,283

Anthony R. Chase	36,875	66,375	32,643	135,893

Richard Crane	88,750	33,750	62,605	185,105

Zachary R. George	38,000	84,375	62,605	184,980

Todd Goodwin	41,875	75,000	62,605	179,480

Andrew Jones	3,000	93,000	66,238	162,238

Alfred Jay Moran, Jr.	121,750	—	62,605	184,355

D. Stephen Slack	88,500	33,750	32,643	154,893

(1)
Each of the directors may elect to receive his fees in cash or common stock. The amounts listed in this column represent the director fees that each director elected to receive in common stock of the Company in lieu of cash. The grant-date fair value of the stock awards for each director was as follows:

Named Executive Officer	Grant-Date Fair Value

Max Batzer	68,178

Anthony R. Chase	47,234

Richard Crane	24,481

Zachary R. George	66,356

Todd Goodwin	52,687

Andrew Jones	74,178

Alfred Jay Moran, Jr.	—

D. Stephen Slack	24,481

(2)
For all the directors other than Mr. Batzer and Mr. Jones, the amount shown in this column includes $32,643, which is the value, as determined for purposes of reporting under FAS 123R, of the annual grants received by each director in 2007. Any additional amount would constitute the amount recognized as expense under FAS 123R related to the vesting in 2007 of options received upon initially being elected to the Board. The assumptions used in arriving at such values are discussed in Note 1 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The grant-date fair value of the option awards for all of the directors, other than Messrs. Batzer and Jones, was $32,643. The grant-date fair value of Mr. Batzer's option awards was $167,850 and $151,350 for Mr. Jones' awards.

  As of December 31, 2007, the directors had options to purchase shares of our common stock in the following amounts: Max Batzer, 15,000; Anthony R. Chase, 29,350; Richard Crane, 23,750; Zachary R. George, 23,750; Todd Goodwin, 23,750; Andrew Jones, 15,000; Alfred Jay Moran, Jr., 23,750 and D. Stephen Slack, 23,750.

        At the election of each director, fees may be paid in either cash or in common stock under the 2000 Directors Stock Plan. Under the plan, each director may make a separate election to receive cash or stock with respect to (i) the base annual retainer, and (ii) all other retainer and meeting fees as described below. Employee directors are not paid for their service on our Board or any committee of the Board. We currently pay non-employee directors a base annual retainer of $35,000 (cash election) or $45,000 (stock election) plus reimbursement of expenses for all services as a director, including committee participation or special director assignments. All annual retainers are paid in quarterly installments. All committee members receive an additional annual retainer of $3,500 per committee. The Chairman of the Corporate Governance Committee and Compensation Committee each receive $3,500 annually in addition to the committee retainer, and the Chairman of the Audit Committee receives $7,500 annually in addition to the committee retainer.

        In addition to the annual retainers, non-employee directors receive the following fees for attendance at meetings:

  •
  for each board meeting, including committee meetings held in conjunction with such meetings, all non-employee directors in attendance receive a meeting fee of $3,000; and

  •
  for committee meetings not held in conjunction with a regular Board meeting, committee members in attendance receive $2,000.

        For amounts paid in stock, the number of shares awarded is based upon the average of the closing prices of our common stock on the last trading day of each month in the quarter with respect to which such stock is awarded.

        Each non-employee director also receives an annual stock option award covering 5,000 shares of our common stock. For 2007, the options were granted under our Amended and Restated 1996 Stock Option Plan. The options are generally granted in January of each year, and the exercise price is equal to the closing price of shares of our common stock on the date of grant. Annual awards of stock options are 25% vested when granted, and vest an additional 25% on the first day of April, July and October for the remainder of the year. All options expire on the tenth anniversary of the date of grant.

        In the first quarter of 2007, each non-employee director received a $10,000 cash payment in lieu of that quarter's portion of the normal annual stock option award (discussed above) due to the proposed Veritas Merger, which was ultimately rejected by our shareholders. For the remainder of the year, each non-employee director received an annual stock option award covering 3,750 shares of our common stock. The options were granted in April of 2007, and the exercise price is equal to the closing price of shares of our common stock on the date of grant. Annual awards of stock options for 2007 were fully vested when granted. Beginning in 2008, the directors received the normal annual stock option award as discussed above.

        Additionally, upon first being elected to the Board, each non-employee director is granted an option to purchase 15,000 shares of our common stock. The exercise price is equal to the closing price of shares of our common stock on the date of grant. The options are 25% vested when granted, and vest an additional 25% on the first, second and third anniversaries of the date of grant. Two new directors were elected in 2007 (Messrs. Batzer and Jones) and the options were granted under our Amended and Restated 1996 Stock Option Plan.

Compensation Committee Interlocks and Insider Participation

        The members of the compensation committee are Andrew R. Jones, chairman, Zachery R. George and Todd Goodwin. None of these directors has at any time been an officer or employee of the Company, and none of these directors serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's board or compensation committee.

PROPOSAL NO. 2
APPROVAL OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        The board of directors, upon recommendation of its audit committee, has approved and recommends the appointment of PricewaterhouseCoopers LLP as independent public accountants to conduct an audit of the Company's financial statements for the year ending December 31, 2008. This firm has acted as independent public accountants for the Company since May 30, 2002.

        Members of PricewaterhouseCoopers LLP will attend the Annual Meeting and will be available to respond to questions that may be asked by stockholders. Such members will also have an opportunity to make a statement at the Annual Meeting if they desire to do so.

        The board of directors recommends that stockholders approve the appointment of PricewaterhouseCoopers LLP as the Company's independent public accountants. In accordance with the Company's Amended and Restated Bylaws, approval of the appointment of independent public accountants will require the affirmative vote of a majority of the shares of Common Stock voted on the matter. Accordingly, abstentions and broker non-votes applicable to shares of Common Stock present at the Annual Meeting will not be included in the tabulation of votes cast on this proposal.

  The Company recommends voting "For" Proposal No. 2.

Principal Accountant Fees and Services

        The following table sets forth the aggregate fees billed or estimated to be billed to us by PricewaterhouseCoopers LLP for the years ended December 31, 2007 and 2006:

	2007	2006
Audit fees	$1,120,000	$1,165,000
Audit related fees	—	24,000
Tax fees	—	—
All other fees	2,500	—

	$1,122,500	$1,189,000

        Audit Fees.    Audit fees represent the aggregate fees billed or estimated to be billed to us for professional services rendered for the audit of our annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q and services normally provided by our accountants in connection with statutory and regulatory filings or engagements.

        Audit Related Fees.    Audit related fees represent the aggregate fees billed to us or estimated to be billed to us for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements and are not reported under "Audit Fees" above, including the implementation and readiness assistance with the requirements of the Sarbanes-Oxley Act of 2002, assistance with registration statements, comfort letters and consents.

        Tax Fees.    Tax fees represent the aggregate fees billed to us or estimated to be billed to us for professional services rendered for tax compliance, tax advice and tax planning. The nature of the services comprising these fees were to support compliance with federal and state tax reporting and payment requirements, including tax return review and review of tax laws, regulations or cases.

        All Other Fees.    All other fees represent the aggregate fees billed to us or estimated to be billed to us for products or services provided to us by PricewaterhouseCoopers LLP, other than the services reported in the above categories.

        The audit committee has considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining auditor independence and has determined that auditor independence has not been compromised.

Pre-approval Policies and Procedures

        The audit committee charter, as amended in May 2007, provides that the audit committee is responsible for pre-approving all audit services and permitted non-audit services to be performed for the Company by the independent registered public accounting firm. The charter allows the audit committee to delegate to subcommittees consisting of one or more members of the audit committee the authority to grant pre-approvals of audit and permitted non-audit services between audit committee meetings, so long as the subcommittee reports any pre-approval decisions to the full audit committee at the committee's next scheduled meeting. The audit committee has adopted policies and procedures for pre-approving all audit and non-audit services performed by the independent registered public accounting firm. The policy requires advance approval by the audit committee of all audit and non-audit work. Unless the specific service has been previously pre-approved with respect to the 12-month period following the advance approval, the audit committee must approve a service before the independent registered public accounting firm is engaged to perform the service. The audit committee has given advance approval for specified audit, audit-related and tax services for 2008. Requests for services that have received this pre-approval are subject to specified fee or budget restrictions as well as internal management controls. All of the fees paid to the independent registered public accounting firm in 2007 and 2006 were pre-approved by the Audit Committee in accordance with its charter, its policies and procedures, and pursuant to applicable rules of the SEC.

        The audit committee charter is available through the Corporate Governance link on our website at www.cornellcompanies.com and to any stockholder upon request.

Audit Committee Report

        The audit committee consists entirely of independent directors and operates under a written charter described above. Management is responsible for our internal controls, preparation of our financial statements and the financial reporting processes. The independent public accountants are responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The audit committee's responsibility is to monitor and oversee these processes.

        In this context, the audit committee has met and held discussions with management and the independent public accountants. Management represented to the audit committee that our financial statements for the year ended December 31, 2007 were prepared in accordance with generally accepted accounting principles, and the audit committee has (i) reviewed and discussed the audited financial statements with management; (ii) discussed with the independent auditors the matters required by statement on Auditing Standards No. 61, as amended; (iii) received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and (iv) discussed with the independent accountant its independence. Based upon these reviews and discussions, the audit committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

The Audit Committee:
Alfred J. Moran, Jr., Chairman Anthony R. Chase D. Stephen Slack

SHAREHOLDER PROPOSAL
PROVIDE SEMI-ANNUAL REPORTS TO SHAREHOLDERS REGARDING THE COMPANY'S
POLITICAL CONTRIBUTIONS AND TRADE ASSOCIATION DUES

        Mercy Investment Program, 205 Avenue C, #10E, New York, New York 10009, holder of 200 shares of Common Stock, has given formal notice that it will introduce a resolution at the Annual Meeting. The Company is not responsible for such proposal, which provides as follows:

Corporate Political Contributions and Trade Association Dues
Cornell Companies—2008

        Resolved:    that the shareholders of Cornell Companies hereby request that our Company provide a report, updated semi-annually, disclosing our Company's:

  1.
  Policies and procedures for political contributions and expenditures, both direct and indirect, made with corporate funds.

  2.
  Monetary and non-monetary political contributions and expenditures not deductible under section 162(e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162(e)(1)(B) of the Internal Revenue Code. The report shall include the following:

  (a)
  An accounting of our Company's funds that are used for political contributions or expenditures as described above;

  (b)
  Identification of the person or persons in our Company who participated in making the decisions to make political contributions or expenditure; and

  (c)
  The internal guidelines or policies, if any, governing our Company's political contributions and expenditures.

This report shall be presented to the Board of Directors' audit committee or other relevant oversight committee and posted on our Company's website to reduce costs to shareholders.

Supporting Statements

        As long-term shareholders of Cornell Companies, we support transparency and accountability for corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.

        Disclosure is consistent with public policy, in the best interest of our company and its shareholders, and critical for compliance with recent federal ethics legislation. Absent a system of accountability, company assets can be used for policy objective that may be inimical to the long-term interests of and may pose risks to the company and its shareholders.

        Cornell Companies contributed at least $202,330 in corporate funds since the 2002 election cycle. (CQ's Political Money Line: http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml).

        However, relying on publicly available data does not provide a complete picture of the Company's political expenditures. For example, the Company's payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company's money politically. The proposal asks the Company to disclose all of its political contributions, including payments to trade associations and other tax exempt organizations. This would bring our Company in line with a growing number of leading companies, including Pfizer, Aetna, Dell and American Electric Power that support political disclosure and accountability and disclose this information on their websites.

        The Company's Board and shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

        Cornell Companies, Inc. Board of Directors Statement In Opposition to Mercy Investment Shareholder Proposal

  Why the Board Unanimously Recommends that Shareholders Vote Against the Proposal

        Public reporting of political contributions is already subject to various federal, state and local laws and regulations. Corporate contributions are subject to extensive reporting rules which allow public access to political contribution activities. These laws and regulations also significantly restrict the types of donations that may be made by corporations.

        We, like many other companies, engage in the political process, and we do so in a lawful, considered manner. We support political candidates with policy interests that reflect the interests of the Company. Our clients, which are federal, state and local governments, need to understand the nature and benefits of our services, our role in their relative functions and how their processes and decisions affect our business. We employ internal policies and procedures to ensure we comply with applicable laws and regulations relating to political contributions and our trade associations activities. We also use these measures to provide proper oversight of our political activities by the Board.

        The Board does not believe any significant incremental shareholder value is created by the adoption of this proposal. There are always competing interests for the Company's funds, management time and other resources, and we work diligently to apply these resources in a manner intended to create shareholder value while complying with applicable laws. The Board does not believe it is necessary to expend the Company's resources to implement additional disclosures that are not otherwise required and deal with activities for which there is already adequate disclosure and for which the Company has internal policies and procedures.

        For these reasons, your Board of Directors unanimously recommends that you vote AGAINST this proposal.

        In accordance with the Company's Amended and Restated Bylaws, approval of the shareholder proposal will require the affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will be counted as shares entitled to vote on the proposal and will have the same effect as a vote "AGAINST" the proposal.

PROPOSALS, NOMINATIONS AND OTHER BUSINESS FOR NEXT ANNUAL MEETING

        The board of directors knows of no other matters than those described above which are likely to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, persons named in the accompanying form of proxy intend to vote such proxy in accordance with their best judgment on such matters.

        Any proposals of holders of Common Stock of the Company intended to be presented at the annual meeting of stockholders of the Company to be held in 2009 must be received by the Company, addressed to the Corporate Secretary of the Company, 1700 West Loop South, Suite 1500, Houston, Texas 77027, no later than January 1, 2009, to be included in the proxy statement relating to that meeting.

        Any holder of Common Stock of the Company desiring to nominate a person for election to the board of directors of the Company, or desiring to bring business before the 2009 annual meeting of stockholders in a form other than a stockholder proposal as discussed above must give written notice that is received by the Company, addressed to the Corporate Secretary of the Company, 1700 West Loop South, Suite 1500, Houston, Texas 77027, within the periods set forth in the provisions of the Company's amended and restated bylaws summarized below. The written notice provisions relating to shareholder nominations of directors are discussed in more detail under "Proposal No. 1 Election of Directors—Meetings and Committees of the Board of Directors—Governance Committee." With respect to business, other than the election of directors, the written notice must comply with the provisions of the Company's amended and restated bylaws summarized below.

        The Company's amended and restated bylaws provide that, for business to be properly brought before a stockholder meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Corporate Secretary of the Company. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 50 days prior to the meeting; provided, however, that in the event that less than 55 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. A stockholder's notice to the Corporate Secretary of the Company shall set forth as to each matter the stockholder proposes to bring before the meeting (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the Company's books, of the stockholder proposing such business, (c) the class and number of shares of the Company which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business.

By Order of the Board of Directors

William E. Turcotte Senior Vice President, General Counsel and Corporate Secretary
Houston, Texas April 25, 2008

        THE COMPANY WILL FURNISH WITHOUT CHARGE COPIES OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007 TO INTERESTED SECURITY HOLDERS ON REQUEST. THE COMPANY WILL FURNISH TO ANY SUCH PERSON ANY EXHIBITS DESCRIBED IN THE LIST ACCOMPANYING SUCH REPORT UPON PAYMENT OF REASONABLE FEES RELATING TO THE COMPANY'S FURNISHING SUCH EXHIBITS. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE CORPORATE SECRETARY OF THE COMPANY AT 1700 WEST LOOP SOUTH, SUITE 1500, HOUSTON, TEXAS 77027.

PROXY CARD
CORNELL COMPANIES, INC.

PROXY SOLICITED BY
THE BOARD OF DIRECTORS OF CORNELL COMPANIES, INC.
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 12, 2008

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of Cornell Companies, Inc. (the “Company”), dated April 24, 2008, in connection with the Company’s Annual Meeting of Stockholders to be held at the offices of the Company located at 1700 West Loop South, Suite 1500, Houston, Texas 77027, at 9:00 a.m., Central Time, on Thursday, June 12, 2008, and does hereby appoint James E. Hyman, John R. Nieser and William E. Turcotte, and each of them (with full power to act alone), proxies of the undersigned with all the powers the undersigned would possess if personally present and with full power of substitution in each of them, to appear and vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the 2008 Annual Meeting of Stockholders, and at any adjournment or adjournments thereof.

The shares represented hereby will be voted as directed herein.  IN EACH CASE, IF NO DIRECTION IS INDICATED, SUCH SHARES WILL BE VOTED “FOR” ITEMS 1 AND 2 AND “AGAINST” ITEM 3.  AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF, SAID PROXY HOLDERS WILL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT. THIS PROXY MAY BE REVOKED IN WRITING AT ANY TIME PRIOR TO THE VOTING THEREOF.

PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please date and sign exactly as the name appears on this card.  Joint owners should each sign.  Please give full title when signing as executor, administrator, trustee, attorney, guardian for a minor, etc.  Signatures for corporations and partnerships should be in the corporate or firm name by a duly authorized person.

HAS YOUR ADDRESS CHANGED?

DO YOU HAVE ANY COMMENTS?

☒                                  PLEASE MARK VOTES AS IN THIS EXAMPLE

The Company’s Board of Directors recommends a vote FOR items 1 and 2 and AGAINST item 3.

1.                                       Election of Directors (or if any nominee is not available for election, such substitute as the Company’s Board of Directors may designate) for a one-year term ending at the Annual Meeting of Stockholders in 2008 and until their successors are duly elected and qualified or their earlier resignation or removal.

NOMINEES:  Max Batzer, Anthony R. Chase, Richard Crane, Zachary R. George, Andrew R. Jones, Todd Goodwin, James E. Hyman, Alfred J. Moran, Jr. and D. Stephen Slack.

(INSTRUCTION: To withhold authority to vote for any one or more individual nominees, write the name of each such nominee in the space provided below.)

☐	FOR all nominees listed above	☐	WITHHOLD AUTHORITY to vote for all nominees listed above

	☐	FOR all nominees listed above, except as indicated below

2.                                       To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.                                       Shareholder proposal that the Company provide semi-annual reports to shareholders regarding the Company’s political contributions and trade association dues

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the proxies are also authorized to vote upon such other matters as may properly come before the meeting.

Mark box at right if you plan to attend the Meeting     ☐

Mark box at right if an address change or comment has been noted on the reverse side of the card     ☐

Please be sure to sign and date this Proxy.

Date:	, 2008

Print Name

Signature

Signature (if joint)

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held Thursday, June 12, 2008
PROXY STATEMENT
SOLICITATION AND REVOCABILITY OF PROXIES
COMMON STOCK OUTSTANDING AND PRINCIPAL HOLDERS THEREOF
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL NO. 1 ELECTION OF DIRECTORS
COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
PENSION BENEFITS
NONQUALIFIED DEFERRED COMPENSATION
DIRECTOR COMPENSATION
PROPOSAL NO. 2 APPROVAL OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
SHAREHOLDER PROPOSAL PROVIDE SEMI-ANNUAL REPORTS TO SHAREHOLDERS REGARDING THE COMPANY'S POLITICAL CONTRIBUTIONS AND TRADE ASSOCIATION DUES
Corporate Political Contributions and Trade Association Dues Cornell Companies—2008
Supporting Statements
PROPOSALS, NOMINATIONS AND OTHER BUSINESS FOR NEXT ANNUAL MEETING